Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

Investor Relations	Amy Cozamanis	Laurie Berman
Sunstone Hotel Investors, Inc.	Investor/Analyst Information	General Information
(949) 369-4204	Financial Relations Board	Financial Relations Board
	(310) 854-8314	(310) 854-8315

SUNSTONE HOTEL INVESTORS REPORTS RESULTS OF OPERATIONS FOR

FIRST QUARTER 2005

Raises RevPAR, EBITDA and FFO Guidance for Full Year 2005

SAN CLEMENTE, CA; May 10, 2005 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results of operations for the first quarter ended March 31, 2005.

HIGHLIGHTS

Q1 2005:

•	Same-store revenue per available room (“RevPAR”) growth of 8.6% over Q1 2004

•	Total revenue of $116.6 million

•	EBITDA of $29.2 million

•	Net income to all common stockholders (including OP unit holders) of $1.6 million

•	FFO to all common stockholders (including OP unit holders) of $15.6 million

•	FFO per diluted share (including OP units) of $0.41

•	Total capital expenditures of $13.7 million

The Company has filed contemporaneously with this press release the Form 10-Q with the SEC for the quarterly period ended March 31, 2005. In addition to the required financial information included in the Form 10-Q, the Company has included for the comparable period (quarter ended March 31, 2004) a pro forma income statement that includes the effects of the initial public offering and related formation and structuring transactions (as defined in the Company’s prospectus dated October 20, 2004). The Company believes that this pro forma income statement is useful to enhance the comparability of the first quarter of 2005 with prior periods.

Disclosure regarding the non-GAAP financial measures EBITDA and FFO is included as an attachment to this release, along with a reconciliation to net income (loss) or pro forma net income (loss) during each of the periods presented.

Robert A. Alter, Chief Executive Officer, stated, “We are pleased to be reporting such strong results in our first full quarter as a public company. We are continuing to see positive operating trends and remain focused on continuing to gain market share in each of our markets.”

First Quarter Highlights:

Listed below are certain highlights from the Company’s historical and pro forma financial statements. Please refer to the reconciliation schedule on page 10 for a tabular presentation of our results.

•	Total revenue was $116.6 million for the quarter ended March 31, 2005, compared to total pro forma revenue of $110.3 million and total historical revenue of $113.0 for the quarter ended March 31, 2004.

•	Net income to all common stockholders (including OP unit holders) was $1.6 million for the quarter ended March 31, 2005, compared to pro forma net loss of ($6.4) million and historical net loss of ($25.3) million for the quarter ended March 31, 2004.

•	Net income to all common stockholders per diluted share (including OP units) was $0.04 for the quarter ended March 31, 2005, compared to pro forma net loss per diluted share of ($0.17) for the quarter ended March 31, 2004.

•	EBITDA, which is net income (loss) to common stockholders before minority interest, preferred stock dividends, interest expense, income taxes, depreciation and amortization, was $29.2 million for the quarter ended March 31, 2005, compared to pro forma EBITDA of $17.7 million and historical EBITDA of $5.1 million for the quarter ended March 31, 2004. Pro forma and historical EBITDA include non-cash impairment losses of $7.4 million and $24.4 million, respectively, for the quarter ended March 31, 2004.

•	Funds from Operations (FFO) to all common stockholders (including OP unit holders) was $15.6 million for the quarter ended March 31, 2005, compared to pro forma FFO of $6.7 million and historical FFO (loss) of ($10.6) million for the quarter ended March 31, 2004. Pro forma and historical FFO to all common stockholders (including OP unit holders) includes non-cash impairment losses of $7.4 million and $24.4 million, respectively, for the quarter ended March 31, 2004.

•	FFO per diluted share (including OP units) was $0.41 for the quarter ended March 31, 2005, compared to pro forma FFO per diluted share of $0.17 for the quarter ended March 31, 2004. Pro forma FFO per diluted share (including OP units) includes non-cash impairment losses of ($0.19) per diluted share for the quarter ended March 31, 2004.

Comparable pro forma hotel RevPAR for the 53 hotels (excluding Residence Inn by Marriott located in Rochester, Minnesota which opened June 2004) during the first quarter increased 8.6% as compared to the first quarter of 2004, driven by an increase in occupancy of 2.2 percentage points and a 5.2% increase in average room rate. Comparable pro forma hotel adjusted operating profit margins for the first quarter increased 130 basis points (from 24.9% to 26.2%).

Jon D. Kline, Chief Financial Officer, noted “Our hotels outperformed our expectations during the first quarter. We feel comfortable that the trend is continuing. As a result, we have increased our guidance for each of RevPAR, EBITDA and FFO for the full year 2005.”

Outlook

The Company is providing guidance at this time but does not undertake to update it for any developments in its business. Achievement of the anticipated results is subject to the risks disclosed in the Company’s filings with the Securities and Exchange Commission. Second quarter 2005 and full year 2005 guidance with respect to EBITDA and FFO, excludes prepayment penalties of approximately $2.8 million and write-offs of $0.7 million of deferred financing costs associated with the applications of proceeds from the 10 individual, non cross-collateralized fixed rate mortgage loans to repay certain floating rate debt.

Second Quarter 2005 Outlook

The Company expects comparable hotel RevPAR for the second quarter of 2005 to increase approximately 7.0% to 9.0% over the second quarter of 2004. April 2005 comparable hotel RevPAR increased approximately 14.5% over April 2004. Based upon this guidance, the Company estimates that for the second quarter of 2005 its:

•	Net income to all common stockholders (including OP unit holders) should be approximately $4.1 million to $7.1 million;

•	Net income to all common stockholders per diluted share (including OP units) should be approximately $0.11 to $0.18;

•	EBITDA should be approximately $36.0 million to $39.0 million;

•	FFO to all common stockholders (including OP unit holders) should be approximately $21.4 million to $24.4 million;

•	FFO per diluted share (including OP units) should be approximately $0.56 to $0.63;

•	Hotel operating margins should increase approximately 100-150 basis points over the second quarter of 2004; and

•	Total capital expenditures for the portfolio should be $20.0 million to $25.0 million, including work at Sutton Place and $10.0 million to be funded at closing of the Renaissance acquisition.

Full Year 2005 Outlook

The Company expects comparable hotel RevPAR for the full year 2005 to increase approximately 6.0% to 8.0% (which is an increase from 5.0% to 7.0% provided at the year-end earnings call in February) over the full year 2004. Based upon this guidance, the Company estimates that for the full year 2005 its:

•	Net income to all common stockholders (including OP unit holders) should be approximately $20.0 million to $23.0 million;

•	Net income to all common stockholders per diluted share (including OP units) should be approximately $0.47 to $0.54;

•	EBITDA should be approximately $155.5 million to $158.5 million (midpoint increase of $1.5 million);

•	FFO to all common stockholders (including OP unit holders) should be approximately $88.6 million to $91.6 million (midpoint increase of $1.5 million);

•	FFO per diluted share (including OP units) should be approximately $2.09 to $2.16 (midpoint increase of $0.04);

•	Hotel operating margins should increase approximately 100-150 basis points over 2004; and

•	Total capital expenditures for the portfolio should be $65.0 million to $75.0 million, including expenditures on hotels to be acquired.

Disclosure regarding the non-GAAP financial measures EBITDA and FFO is included as an attachment to this release, along with reconciliation to net income (loss) or pro forma net income (loss).

Recent Developments - Acquisitions and Dispositions

In April 2005, the Company announced an agreement to acquire a portfolio of six Renaissance Hotels containing 3,326 rooms for $419.5 million. The hotels are located in Orlando, FL; Baltimore, MD; Atlanta, GA; Long Beach, CA; White Plains, NY; and Washington, D.C. (25% interest). All of the hotel properties are, and will continue to be, operated by Marriott International or its subsidiaries under the Renaissance

Hotels & Resorts brand name. Sunstone will spend an additional $35.5 million on a capital expenditure program to upgrade the properties. Including the capital expenditures and projected closing costs, the total investment in the Portfolio will be $465.0 million, or approximately $170,000 per room. The acquisition is expected to close in June 2005.

In April 2005, the Company also announced its agreement to purchase the 444-room Sutton Place Hotel in Newport Beach, California. The Company is currently under contract to purchase the property with closing scheduled for June 2005. The Company will immediately commence a major renovation of the hotel’s guestrooms and public areas, anticipated to cost approximately $22.0 million. Upon completion of the renovation, expected to occur in early 2006, the hotel will be re-named the Fairmont Newport Beach. The Company will use proceeds from its recently completed preferred stock offering to complete the acquisition.

Gary Stougaard, Chief Investment Officer, commented on the Company’s acquisition program. “The Renaissance and Sutton Place acquisitions are both excellent examples of our strategy to buy high quality hotels located in strong markets. We believe they improve the overall quality of our real estate and our long-term cash flow growth.”

In April 2005, the Company sold two hotels totaling 470 rooms in one transaction. The Holiday Inn located in Mesa, Arizona and the Doubletree Hotel located in Carson, California were sold for a combined gross sales price of $26.1 million.

Balance Sheet / Liquidity Update

As of March 31, 2005, the Company had $94.3 million of cash and cash equivalents (including restricted cash). Total assets were $1.3 billion, including $1.1 billion of net investments in hotel properties, total debt of $653.0 million, and stockholders’ equity of $526.8 million.

In March 2005, the Company closed its public offering of 4,850,000 shares of 8.0% Series A and B cumulative redeemable preferred stock with a liquidation preference of $25.00 per share for gross proceeds of $121,250,000.

In April 2005, the Company closed on the refinancing of ten individual non cross-collateralized fixed rate mortgage loans totaling $276.0 million. The loans are each for a term of ten years with a fixed rate of 5.34%. Approximately 88% of the Company’s outstanding debt is now fixed rate.

In connection with the Renaissance acquisition agreement in April 2005, Sunstone obtained equity and debt financing commitments to finance the entire cost of the investment. The Company has agreed to sell approximately 3.75 million shares of common stock to an affiliate of GIC Real Estate, an investment arm of the Government of Singapore, at a purchase price of $20.65 per share. The closing of this offering is contingent upon the closing of the Renaissance acquisition. The Company has also agreed to sell $100.0 million of Series C Convertible Redeemable Preferred Stock to Security Capital Preferred Growth Incorporated, an investment vehicle advised by Security Capital Research & Management Incorporated, a Chicago-based investment advisor. The convertible preferred stock will pay a base dividend of 6.45%, will have a conversion price of $24.375 and will be callable after five years. The closing of this offering is contingent upon the closing of the Renaissance acquisition and the closing of the sale of common stock to the affiliate of GIC Real Estate. In addition, Sunstone has received a commitment from Bear Stearns Commercial Mortgage, Inc. for $250.0 million in fixed rate mortgage debt secured by four of the hotels being acquired from Marriott, subject to customary conditions.

Capital Expenditures

In the first quarter of 2005, the Company invested $13.7 million in capital expenditures across its portfolio.

Dividend Update

During the first quarter, the Company declared a dividend of $0.285 per share payable to its common stockholders (including OP unit holders) of record as of March 31, 2005. The dividend was paid on April 15, 2005. The level of future dividends will be determined by the Company’s quarterly operating results and expected capital requirements.

Earnings Call

The Company will host a conference call to discuss first quarter results on Wednesday, May 11, 2005, at 10:30 a.m. EDT. To participate in the live call, investors are invited to dial 1-800-240-6709 (for domestic callers) or 303-205-0066 (for international callers). A live webcast of the call will be available via the Investor Relations section of the Sunstone Hotel Investors’ website at www.sunstonehotels.com. A replay of the webcast will also be archived on the website.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, following the announced acquisitions, will have ownership interests in 59 hotels with an aggregate of 15,878 rooms primarily in the upper-upscale segment operated under brands owned by nationally-recognized companies, such as Marriott, Hilton, InterContinental, Hyatt and Fairmont. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 10, 2005, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

***Tables to Follow***

Non-GAAP Financial Measures

We present the following two non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; and (2) Funds From Operations, or FFO.

EBITDA represents net income (loss) to common stockholders before minority interest excluding: (1) preferred stock dividends; (2) interest expense; (3) provision for income taxes, including income taxes applicable to sale of assets; and (4) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding gains and losses from debt restructuring and sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.

We caution investors that amounts presented in accordance with our definitions of EBITDA and FFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA and FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA and FFO can enhance your understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

SUNSTONE HOTEL INVESTORS, INC.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

Quarter Ended March 31, 2004 and 2005

(Unaudited)

Reconciliation of Net Income (Loss) to EBITDA

	Quarter Ended March 31,
	2005	Pro Forma 2004	2004
Net income (loss) to common stockholders	$1,409	$(5,768)	$(25,345)
Preferred stock dividends	388	—	—
Minority interest (OP unit holders)	151	(618)	(8)
Depreciation and amortization - continuing operations	14,063	13,519	13,839
Depreciation and amortization - discontinued operations	291	—	1,226
Amortization of deferred stock compensation	531	—	—
Interest expense - continuing operations	12,168	10,519	13,342
Interest expense - discontinued operations	217	—	835
Income taxes - continuing operations	—	—	1,564
Income taxes - discontinued operations	—	—	(320)

EBITDA	29,218	17,652	5,133

(Gain)/loss on sale of assets	—	—	101
Impairment loss - continuing operations	—	7,439	7,439
Impairment loss - discontinued operations	—	—	16,954

	—	7,439	24,494

	$29,218	$25,091	$29,627

Reconciliation of Net Income (Loss) to FFO

Net income (loss) to common stockholders	$1,409	$(5,768)	$(25,345)
Minority interest (OP unit holders)	151	(618)	(8)
Real estate depreciation and amortization - continuing operations	13,769	13,099	13,419
Real estate depreciation and amortization - discontinued operations	291	—	1,226
(Gain)/loss on sale of assets	—	—	101

FFO to all common stockholders (including OP unit holders)	15,620	6,713	(10,607)

Impairment loss - continuing operations	—	7,439	7,439
Impairment loss - discontinued operations	—	—	16,954

	—	7,439	24,393

	$15,620	$14,152	$13,786

Diluted weighted average shares outstanding, including OP units	38,516	38,516

SUNSTONE HOTEL INVESTORS, INC.

Reconciliation of Net Income to Non-GAAP Financial Measures

Quarter Ended June 30, 2005 and Year Ended 2005 (Unaudited)

Reconciliation of Net Income to EBITDA

	Quarter Ended June 30,		Year Ended December 31,
	Low End of Range	High End of Range	Low End of Range	High End of Range
Net income to common stockholders	$3,700	$6,400	$18,100	$20,800
Preferred stock dividends	2,400	2,400	7,700	7,700
Minority interest	400	700	1,900	2,200
Depreciation and amortization -	—	—	—	—
continuing operations	14,000	14,000	66,000	66,000
Depreciation and amortization - deferred financing fees	900	900	3,900	3,900
Amortization of deferred stock compensation	300	300	1,200	1,200
Interest expense - continuing operations	10,800	10,800	53,200	53,200
Prepayment penalties and other expenses associated with the early retirement of debt	3,500	3,500	3,500	3,500

EBITDA	$36,000	$39,000	$155,500	$158,500

Reconciliation of Net Income to FFO

Net income to common stockholders	$3,700	$6,400	$18,100	$20,800
Minority interest	400	700	1,900	2,200
Real estate depreciation and amortization -	—	—	—	—
continuing operations	13,800	13,800	65,100	65,100
Prepayment penalties and other expenses associated with the early retirement of debt	3,500	3,500	3,500	3,500

FFO to all common stockholders (including OP unit holders)	$21,400	$24,400	$88,600	$91,600

Diluted weighted average shares outstanding, including OP units (1)	38,545	38,545	42,441	42,441

FFO to all common stockholders (including OP unit holders) per share and unit (1)	$0.56	$0.63	$2.09	$2.16

(1)	Diluted weighted average shares outstanding includes Series C Converting Preferred on an as-converted basis.

SUNSTONE HOTEL INVESTORS, INC.

Hotel Operating Results

(unaudited)

	Quarter Ended
	March 31, 2005	Pro Forma March 31, 2004
Number of Hotels	54	53
Number of Rooms	13,183	13,103
% change in hotel RevPAR (1)	8.6%

Hotel operating profit margin (2) (3)	26.2%	24.9%

Hotel Revenues
Room revenue	79,624	74,144
Food and beverage revenue	25,775	25,247
Other operating revenue	11,158	10,924

Total Hotel Revenues	116,557	110,315
Hotel Expenses
Room expense	17,784	17,059
Food and beverage expense	18,291	17,471
Other hotel expense	37,481	35,303
General and administrative expense	12,452	12,994

Total Hotel Expenses	86,008	82,827

Hotel Operating Income	30,549	27,488

General and administrative - corporate	3,519	2,499
Depreciation and amortization	14,063	13,519
Impairment loss	—	7,439

Operating Income	12,967	4,031
Interest and other income	306	102
Interest expense	(12,168)	(10,519)
Minority interest	(151)	618
Income from discontinued operations	843	—

NET INCOME (LOSS)	1,797	(5,768)

(1)	Includes 53 hotels. Excludes Rochester Residence Inn (opened June 2004) which does not have a comparable period in 2004.

(2)	Q1 2005 hotel operating profit margin is calculated as the hotel adjusted operating income divided by the hotel revenues per the schedule above.

(3)	Q1 2004 Pro forma hotel operating profit margin is calculated as the pro forma hotel adjusted operating income divided by the pro forma hotel revenues per the schedule above.

SUNSTONE HOTEL INVESTORS, INC.

Debt Summary

(unaudited)

Debt	Collateral	Interest Rate / Spread (1)	Maturity Date	Q1 2005 Ending Balance	Recent Events (2)	30-Apr-05 Ending Balance
Fixed Rate Debt
Secured Mortgage Debt	1 hotel	8.51%	2007	13,972,097		13,972,097
Secured Mortgage Debt	1 hotel	8.25%	2008	37,602,994		37,602,994
Secured Mortgage Debt	1 hotel	8.25%	2008	36,538,274		36,538,274
Secured Mortgage Debt (3)	26 hotels	5.95%	2011	250,000,000		250,000,000
Secured Mortgage Debt	Rochester laundry facility	9.88%	2013	6,383,288		6,383,288
Secured Mortgage Debt	10 hotels - individual, non cross-collateralized loans	5.34%	2015		276,000,000	276,000,000

Total Fixed Rate Debt				344,496,653		620,496,653

Floating Rate Debt
Secured Mortgage Debt	—	—	2006	37,461,648	(37,461,648)	—
Secured Mortgage Debt (3)	26 hotels	L + 2.35%	2007	35,597,103	(22,511,663)	13,085,440
Unsecured Term Loan Facility	No mortgages	L + 4.00%	2008	$75,000,000		$75,000,000
Secured Mortgage Debt	—	—	2008	175,137,528	(175,137,528)	—

Total Floating Rate Debt				323,196,279		88,085,440
TOTAL MORTGAGE DEBT				$667,692,932		$708,582,093
Secured Revolving Credit Facility	7 hotels	L + 1.75% - 2.00%	2007	—		—

TOTAL DEBT				$667,692,932		$708,582,093

Preferred Stock
Series A & B		8.00%	perpetual	$121,250,000		$121,250,000

% Fixed				51.6%		87.6%
% Floating				48.4%		12.4%
Average Interest Rate (1)				6.11%		6.12%
Weighted Average Maturity of Debt				3.98 years		6.79 years

(1)	Assumes LIBOR of 2.87%

(2)	Reflects $22.5M paydown from the Carson & Mesa sale, $37.5M paydown of a 2 hotel portfolio, $175.1M paydown of a 13 hotel portfolio and $276.0 total debt on 10 non cross-collateralized individual hotel loans.

(3)	Cross-collateralized loan with life insurance company

SUNSTONE HOTEL INVESTORS, INC.

Pro Forma Hotel Operating Statistics by Region

(unaudited)

REGION	Number of Hotels	Number of Rooms	Quarter ended March 31, 2005			Quarter ended March 31, 2004
			Occupancy Percentages	Average Daily Rate	RevPar	Occupancy Percentages	Average Daily Rate	RevPar	Percent Change in RevPAR
California	19	4,048	79.4%	$102.01	$80.95	74.0%	$96.35	$71.30	13.5%
Other West (1)	16	3,440	67.4%	$87.33	$58.87	63.5%	$84.26	$53.50	10.0%
Midwest (2)	8	2,616	56.4%	$111.43	$62.88	57.8%	$103.28	$59.66	5.4%
Middle Atlantic (3)	3	782	59.4%	$133.25	$79.10	71.2%	$121.47	$86.52	-8.6%
South (4)	3	895	59.0%	$124.50	$73.41	52.9%	$114.58	$60.65	21.0%
Southwest (5))	4	1,322	81.2%	$88.04	$71.46	80.6%	$87.96	$70.89	0.8%

Total Portfolio	53	13,103	69.3%	$100.95	$69.96	67.1%	$96.00	$64.42	8.6%

(1)	Includes Colorado, Idaho, Oregon, Utah and Washington.

(2)	Includes Illinois, Michigan and Minnesota. Does not include Residence Inn by Marriott located in Rochester, Minnesota (opened June 2004) which does not have a comparable period in 2004.

(3)	Includes New Jersey, New York and Pennsylvania.

(4)	Includes Georgia and Virginia

(5)	Includes Arizona, New Mexico and Texas

SUNSTONE HOTEL INVESTORS, INC.

Pro Forma Hotel Operating Statistics by Brand

(unaudited)

Brand	Number of Hotels	Number of Rooms	Quarter ended March 31, 2005			Quarter ended March 31, 2004
			Occupancy Percentages	Average Daily Rate	RevPar	Occupancy Percentages	Average Daily Rate	RevPar	Percent Change in RevPAR
Marriott (1)	24	5,661	72.3%	$113.05	$81.70	68.8%	$107.50	$73.91	10.5%
Hilton	6	1,559	67.5%	$112.89	$76.16	64.0%	$108.58	$69.50	9.6%
InterContinental	12	2,288	70.9%	$77.54	$55.00	68.9%	$74.03	$51.02	7.8%
Hyatt	4	1,029	71.6%	$106.98	$76.57	66.1%	$98.16	$64.92	17.9%
Other Franchise Affiliations (2)	4	1,331	69.9%	$83.93	$58.70	70.3%	$85.57	$60.18	-2.5%
Independent	3	1,235	52.5%	$82.37	$43.26	57.6%	$76.77	$44.21	-2.1%

Total Portfolio	53	13,103	69.3%	$100.95	$69.96	67.1%	$96.00	$64.42	8.6%

(1)	Does not include Residence Inn by Marriott located in Rochester, Minnesota (opened June 2004) which does not have a comparable period in 2004.

(2)	Includes Radisson, Sheraton and Wyndham

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